Exhibit 99.1

Contact:

Investors:
Martin O'Grady, Vice President, Chief Financial Officer
Tel: +44-20-7921-4038
E: martin.ogrady@orient-express.com

Media:
Vicky Legg, Director, Corporate Communications
Tel: +44-20-7921-4067
E: vicky.legg@orient-express.com

ORIENT-EXPRESS HOTELS ANNOUNCES MANAGEMENT CHANGES

Paul White Resigns as CEO; Chairman Bob Lovejoy Named Interim CEO; Search Underway

Hamilton, Bermuda, July 8, 2011 -- Orient-Express Hotels Ltd. (NYSE:OEH, www.orient-express.com) today announced that Paul White, President and Chief Executive Officer, has resigned from the Company and from the Board of Directors.

Bob Lovejoy, Chairman of the Board, has been named Interim Chief Executive Officer while the Board conducts a search for a permanent replacement.  The Board has named a Search Committee chaired by director Mitchell Hochberg including Lovejoy, Prudence Leith and Georg Rafael.

Lovejoy said, “The Board appreciates the good work Paul White has done both in this role as President and Chief Executive Officer and indeed during his other roles in his 20 years with the Company.  He has managed the Company through a difficult economic period, and has positioned Orient-Express for renewed growth.  We understand and agree with his decision to step down for personal reasons.  We wish him well in his future endeavors.”

Lovejoy continued, “Orient-Express is fortunate to have a strong operating management team, and the Board is confident the Company will not miss a beat during this transitional period.  Financial results for the first quarter of 2011, which included RevPAR growth for the fifth consecutive quarter, demonstrated the recovery of the luxury travel market and the financial progress the Company has made.  We expect to continue this positive momentum, and as Interim CEO I will work to ensure we remain focused on profitable growth and building long-term shareholder value.”

Orient-Express Hotels Ltd, Canon's Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
www.orient-express.com

Lovejoy, a director since 2000, was recently named Chairman of the Board.  He formerly was a Managing Director and Partner at Lazard Freres & Co. for over 15 years and served as Co-Head of General Banking at Lazard.  Earlier, Mr. Lovejoy was a Partner at Davis Polk & Wardwell, where he practiced law for over 13 years.

Investor Call
Orient-Express Hotels will conduct a conference call today at 10:30 am EDT (3:30 pm BST) which is accessible at 1-877-397-0292 (US toll free) or 719-325-4844 (International). The conference ID is 3547212. A replay of the conference call will be available at 1:30 pm EDT on July 8, 2011 until 1:30 pm EDT on July 15, 2011 and can be accessed by calling 1-888-203-1112 (US toll free) or 719-457-0820 (International) and entering replay access number 3547212. A replay will also be available on the company's website: http://www.orient-expressinvestorinfo.com.

About Orient-Express Hotels Ltd.
Orient-Express Hotels Ltd., listed on the New York Stock Exchange, ticker OEH, engages in the hotel, tourist train, restaurant and cruise ship business.  Orient-Express Hotels owns and manages 50 famous properties in 24 countries, including the Hotel Cipriani in Venice, the Copacabana Palace in Rio de Janeiro and the Mount Nelson Hotel in Cape Town. In addition, it owns the Venice Simplon-Orient-Express and Eastern & Oriental Express tourist trains, '21' Club in New York City and the "Road To Mandalay" cruise ship in Burma.

Safe Harbour Statement
This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company's operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible new challenges to the Company's corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

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